Exhibit 10.11
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment (the “Amendment”) to that certain Employment Agreement dated as of March 29, 2010 (the “Employment Agreement”), by and between Air Lease Corporation, a Delaware corporation with its principal place of business at 2000 Avenue of the Stars, Suite 600N, Los Angeles, California 90067 (the “Company”), and John L. Plueger, c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 600N, Los Angeles, California 90067 (the “Executive”), is made as of August 11, 2010.
     WHEREAS the Compensation Committee of the Board of Directors of the Company has approved the Amended and Restated Deferred Bonus Plan effective as of August 4, 2010;
     WHEREAS the Executive has received grants of options to purchase shares of the Company’s Class A Common Stock (“Options”) and restricted stock units in respect of shares of the Company’s Class A Common Stock (“RSUs”) under the 2010 Equity Incentive Plan in accordance with Section 3.4(a) of the Employment Agreement, effective as of June 4, 2010;
     WHEREAS the Executive is entitled to receive additional grants of Options and RSUs in accordance with Section 3.4(c) of the Employment Agreement;
     WHEREAS the Company and the Executive desire to amend certain provisions of the Employment Agreement relating to the Amended and Restated Deferred Bonus Plan;
     WHEREAS the Company and the Executive desire to amend the vesting schedule and certain provisions relating to tax withholding with respect to RSUs; and
     WHEREAS, for good and valuable consideration, the Executive desires to waive his rights to a portion of the awards under Section 3.4(c) of the Employment Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:
          1. Amendment to Section 3.2(d). Section 3.2(d) of the Employment Agreement shall be replaced in its entirety with the following provision:
          “(d) Deferred Bonus Plan. It is the intention of the Company to establish a Deferred Bonus Plan, pursuant to which employees of the Company shall have the opportunity to receive a bonus in an amount equal to a percentage (to be specified in an award agreement thereunder) of the aggregate amount of salary, annual bonus compensation, and other short-term or special cash bonus set forth on their Form W-2 issued by the Company with respect to a particular calendar year (but excluding any amounts included in such W-2 that are attributable to equity compensation and any other amounts not attributable to salary, annual bonus, and other short-term or special cash bonus), which bonus shall (i) vest on the second (2d) anniversary of the end of the applicable calendar year, subject to the employee having been continuously employed on a full-time basis with the Company through such anniversary, and (ii) be paid on January 15 next following such vesting date, but in any event no later than March 15 next following such vesting date; in each case, except as otherwise provided in Sections 4 and 5 of this Agreement. The Company intends that the bonus percentage for which the Executive shall be eligible shall be nine percent (9%).”
          2. Waiver of Equity Awards. The Company and the Executive hereby agree and acknowledge that the Company has granted to the Executive 700,000 Options and 700,000 RSUs pursuant to Section 3.4(a) of the Employment Agreement. The Company and the Executive further agree and acknowledge that the Executive shall receive grants of 10,806 Options and

10,431 RSUs pursuant to Section 3.4(c) of the Employment Agreement, effective as of August 11, 2010, subject to the terms and conditions set forth in the Employment Agreement. The Executive hereby waives any and all rights to receive additional grants of Options or RSUs pursuant to Section 3.4(c) of the Employment Agreement, and the Company shall have no further obligation to grant any additional awards thereunder.
          3. Tax Withholding. The first sentence of Section 3.4(d) of the Employment Agreement shall be replaced in its entirety with the following sentence:
          “The Options and the RSUs shall be subject to such terms and conditions (including, without limitation, provisions relating to exercise price, vesting, method of exercise and payment, withholding, limited periods after termination of employment within which the Options may be exercised, adjustments in the case of changes in capital structure, nontransferability and rights of repurchase and first refusal) not inconsistent with the foregoing and the Incentive Plan, as may be determined by the Compensation Committee in its sole discretion; provided, that the Executive shall be entitled to elect to have shares withheld to pay the exercise price of the Options and to satisfy the statutory minimum tax withholding obligations for the Options and the RSUs; provided, further, that in all events the Company may, at its option, require that the applicable tax withholding obligations for the RSUs be satisfied by the withholding of shares otherwise issuable pursuant to the RSUs, and the Executive hereby consents to such withholding; and provided, further, that the RSUs and Options shall be subject to the vesting conditions set forth on Exhibit A attached hereto.”
          4. Amendment to Exhibit A. Exhibit A to the Employment Agreement shall be replaced in its entirety with Exhibit A attached hereto.

          5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of California.
          6. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
          7. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts (including by facsimile or .pdf or .tif attachment to electronic mail), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

AIR LEASE CORPORATION
By:	/s/ Steven F. Udvar-Házy
	Name:	Steven F. Udvar-Házy
	Title:	Chairman and CEO

Dated: 8/11/10

JOHN L. PLUEGER
/s/ John L. Plueger

Dated: 8/11/2010

EXHIBIT A
VESTING CONDITIONS FOR EQUITY AWARDS
The RSUs will vest in cumulative installments as follows:
•	25% of the RSUs (the “First Tranche”) will vest in full on June 30, 2011, so long as the Company has attained, as of such date, at least 2% growth in book value per share over the book value per share as of June 30, 2010 (the “Initial Book Value”), determined in accordance with U.S. generally accepted accounting principles (“GAAP”);

•	25% of the RSUs (the “Second Tranche”) will vest in full, and any unvested RSUs from the First Tranche will vest in full, on June 30, 2012, so long as the Company has attained, as of such date, at least 5.06% growth in book value per share over the Initial Book Value, determined in accordance with GAAP;

•	25% of the RSUs (the “Third Tranche”) will vest in full, and any unvested RSUs from the First Tranche and the Second Tranche will vest in full, on June 30, 2013, so long as the Company has attained, as of such date, at least 9.26% growth in book value per share over the Initial Book Value, determined in accordance with GAAP; and

•	25% of the RSUs (the “Fourth Tranche”) will vest in full, and any unvested RSUs from the First Tranche, the Second Tranche and the Third Tranche will vest in full, on June 30, 2014, or on any date thereafter up to and including June 30, 2015, so long as the Company has attained, as of the relevant date, at least 13.63% growth in book value per share over the Initial Book Value, determined in accordance with GAAP.
The Options granted pursuant to Section 3.4(a) will be subject to ratable vesting over three years, with one-third of the Options vesting on each of the first, second and third anniversaries of the grant date.
The Options granted pursuant to Section 3.4(c) will be subject to ratable vesting over three years, with one-third of the Options vesting on each of June 30, 2011, June 30, 2012, and June 30, 2013.